Exhibit 99.1
ASGN Successfully Completes Refinancing and Upsizing of
$500 Million Revolving Credit Facility and $500 Million Term Loan B

RICHMOND, VA., August 31, 2023 -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and professional solutions, including technology and creative digital marketing, across the commercial and government sectors, announced today that the Company has successfully completed a series of transactions that upsize its Revolving Credit Facility and Term Loan B, extending the maturities of each.
Ted Hanson, CEO of ASGN Incorporated commented, “We are pleased with the successful execution of our recent refinancings. The financial terms of this transaction, and oversubscription of both the Revolving Credit Facility and the Term Loan B, reflect the strength of our business and strong free cash flow profile. With our new refinancings in place, ASGN has strengthened its liquidity and increased our financial flexibility. We remain focused on generating and delivering shareholder value as we execute on our long-term strategic plan.”
Additional Transaction Details
ASGN refinanced its existing $460 million, five-year Revolving Credit Facility, with a new upsized, five-year, $500 million facility. The maturity of the facility has been extended to 2028, and borrowings are priced at the Secured Overnight Financing Rate (SOFR) plus a 10-basis point credit spread adjustment plus 200 to 300 basis points, dependent upon secured leverage levels. Borrowings under the Revolving Credit Facility will be available for general corporate purposes. The Revolving Credit Facility was undrawn at closing.
The Company also refinanced its secured $500 million Term Loan B with the issuance of a new $500 million, seven-year Term Loan B maturing in 2030 and priced at SOFR plus 225 basis points. Proceeds are being used to pay off the $491 million outstanding on the previous Term Loan B and for general corporate purposes. The refinancing transactions were led by Wells Fargo Bank, National Association.
About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is a leading provider of IT services and solutions, including technology and creative digital marketing, across the commercial and government sectors. ASGN helps corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT consulting. For more information, visit us at asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue, expense and profit estimates outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train and retain qualified staffing consultants, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of acquisitions and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 27, 2023. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

Contact:
Kimberly Esterkin
Vice President, Investor Relations
kimberly.esterkin@asgn.com